SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 1, 2002
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

         Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the October 2002 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2002

By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau Title: Secretary

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THE TAIWAN FUND, INC. REVIEW

October 2002

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2
Taipei 106, Taiwan
Tel: (8862) 2325-7888
Fax: (8862) 2706-5371

Portfolio Review

The TAIEX rebounded sharply in October, registering a gain of 387 points to finish at 4,579. The Fund's performance for the month was generally in line with the market, with a gain of 9.44% compared to the market's return of 9.73% (both in US dollar terms).

The winner in October was the non-tech sector, particularly industries tied to China. Behind the scene was the market's increasing focus on the "China Harvest" concept, as well as heightened market expectations on a "direct link" between China and Taiwan, which was triggered by friendly talks from China's deputy prime minister. The auto sector, led by Yulon Motor (2201), made a rally of 33.16% for the month (in NT dollar terms), as the booming auto market in China provides this sector with strong growth opportunities. The shipping sector, led by China Airline (2610), jumped 30.77% during the same period (in NT dollar terms), as investors bet on the promising outlook for the transportation industry, should a "direct link" take place. Other related stocks such as Cheng Shin Rubber (2105) and Giant (9921) also delivered hefty gains in October. Our strategy to focus on the "China Harvest" plays has paid off well.

Looking ahead, the market is likely to consolidate upward on better confidence, though fundamental clues remain unseen. We continue to favor "China Harvest" plays and expect good performance from them in November. In addition, we increased our weighting in the steel industry on a rising trend of steel prices. While keeping a neutral to slightly overweight position in the technology sector, we reallocated some of our weighting from downstream to upstream, e.g. TFT-LCD and the Semiconductor industry. We believe most of the bad news is reflected in current stock prices. As expectations of a recovery in capital spending begin to kick in, such cyclical technology stocks should see more upside.

Total Fund Asset Allocation

As of 10/31/02	% of Total Fund	% of TAIEX
Electronics	18.52	17.80
Banking	14.92	17.71
PC & Peripherals	14.32	12.64
Semiconductor	13.78	16.74
Telecommunication	9.15	9.25
Plastics	4.10	4.73
Textile	3.37	3.30
Auto	3.22	1.65
Steel	2.75	2.82
Transportation	2.47	2.08
Rubber	1.78	0.82
Chemical	1.69	1.38
Electricals	1.53	1.33
*C. S. & Software	0.86	0.58
Wire & Cable	0.53	0.84
Others	4.02	6.33
Total	**97.01**	**100.00**
Cash	2.99	

Total Net Asset: US$176.19M
(*)=Computer Service & Software

Top 10 Holdings of Total Fund Portfolio

As of 10/31/02	% of Total Portfolio
Taiwan Semiconductor Mfg	8.58
Hon Hai Precision Industry	4.22
Chunghwa Telecom Co., Ltd.	3.93
United Micro Electronics	3.49
Mediatek Incorporation	3.19
Formosa Chemical & Fiber	2.17
China Steel Common	2.17
Chinatrust Financial Holdings	2.12
Formosa Plastics	2.09
Quanta Computer Inc.	2.08
Total	**34.04**

NAV: US$10.77 **Price: US$9.17** **Prem.: -14.86%**
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	9.44	9.73
Fiscal Year to Date	-4.79	0.94
One Year	13.80	16.51
Three Years	-19.27	-18.44
Five years	-8.37	-11.03
Ten Years	0.31	-0.83
Since Inception	6.18	9.97

**Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

Premium/Discount of TWN
Taiwan Fund Premium/Discount 60% 1993/01/01-2002/10/31
40% 20% 0% -20% -40% 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002
Market Data As of 09/30/02 As of 10/31/02 TAIEX 4191.81 4579.14 % change in NTD terms -12.03 9.24 % change in USD terms -13.72 9.73 NTD Daily avg. trading volume (In Billions) 50.78 76.22 USD Daily avg. trading volume (In Billions) 1.45 2.19 NTD Market Capitalization (In Billions) 7936.49 9038.52 USD Market Capitalization (In Billions) 227.28 259.65 FX Rate: (US$/NT$) 34.92 34.76 Taiwan’s Macro Economics Review
000’S GROWTH RATE OF TAIWAN’S LEADING INDICATOR V.S. TAIEX 13 15 12 10 11
10 5 9
8 0 7
6 -5 5
4 -10
2 -15 90 91 92 93 94 95 96 97 98 99 00 01 02 TAIWAN SE WEIGHTED — PRICE INDEX TAIWAN LEADING INDEX(R.H.SCALE) Source: DATASTREAM October’s strong rebound in the stock market did not fit well into the overall economic picture, which is painting a slowdown in the fourth quarter’s economic activities. However, the market should be a good indicator for the economy. The continued strength in the stock market, if any, could be a signal that Taiwan’s economic recovery might gradually resume in 2003. The leading indicator may consolidate, as opposed to trending downwards, in coming months. *Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned. *Effective. from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242. *Please notify us immediately if you are having problems receiving this telecopy. Fund Manager: Vincent Lai Deputy Fund Manager: Jovi Chen

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